Exhibit 99.1
Cronos Group Reports 2020 Second Quarter Results

Cronos Israel commenced the sale of PEACE NATURALSTM products to the Israeli medical cannabis market

Natuera completed three additional test exports of hemp-derived CBD extract to the U.S. for business development and R&D purposes

Successfully implemented a new enterprise resource planning system across our Canadian business

Appointed new General Manager of our United States segment

TORONTO, August 6, 2020 - Cronos Group Inc. (NASDAQ: CRON) (TSX: CRON) (“Cronos Group” or the “Company”), today announces its 2020 second quarter business results.

“In the second quarter of 2020, we continued our progress despite unprecedented shifts in our industry and the global economy. We officially entered the Israeli medical cannabis market, with Cronos Israel commencing the sale of PEACE NATURALS™ branded dried flower products to medical patients. During these extraordinary times, it is very encouraging to see that we are making progress against our strategy across our global footprint," said Mike Gorenstein, CEO of Cronos Group.

"While following safety guidelines, our employees are finding new and creative ways to keep our production, manufacturing, and R&D facilities operating, and we are bringing new products and brands to markets across the globe. Cronos Group was founded on the mission to improve people’s lives by unlocking the full potential of cannabis and our Company is very proud to be at the forefront of providing safe access and high-quality products to patients and consumers around the world.”

Financial Results

(in thousands of U.S. dollars)	Three months ended June 30,	Change	Six months ended June 30,	Change
2020	2019	$	%	2020	2019	$	%
Net revenue
United States	$2,174	$—	$2,174	N/A	$4,350	$—	$4,350	N/A
Rest of World	7,709	7,653	56	1%	13,965	10,657	3,308	31%
Consolidated net revenue	9,883	7,653	2,230	29%	18,315	10,657	7,658	72%

Gross profit (loss)	$(2,953)	$4,093	$(7,046)	(172)%	$(9,429)	$5,648	$(15,077)	(267)%
Gross margin	(30)%	53%	—	(83)	pp	(51)%	53%	—	(104)	pp

Reported operating loss	$(34,755)	$(16,755)	$(18,000)	107%	$(79,815)	$(26,881)	$(52,934)	197%
Adjusted operating loss (i)	(31,296)	(16,755)	(14,541)	87%	(71,949)	(26,881)	(45,068)	168%

Other Data
Cash and cash equivalents (ii)	1,109,700	1,206,059	(96,359)	(8)%
Short-term investments (ii)	213,614	568,908	(355,294)	(62)%
Capital expenditures	8,582	11,231	(2,649)	(24)%	16,098	21,388	(5,290)	(25)%

 (i)  See “Non-GAAP Measures” for more information, including a reconciliation of adjusted operating loss.
(ii)  Dollar amounts are as of the last day of the period indicated.

Second Quarter 2020
•Net revenue of $9.9 million in Q2 2020 increased by $2.2 million from Q2 2019. The increase year-over-year was primarily driven by continued growth in the adult-use Canadian cannabis market, sales resulting from the launch of cannabis vaporizers in the Canadian market, including both adult-use and direct-to-consumer, and the inclusion of the Redwood acquisition in our financial results, partially offset by non-recurring wholesale revenue in the Canadian market in Q2 2019.
•Gross profit (loss) was $(3.0) million in Q2 2020 as compared to $4.1 million in Q2 2019. The decrease year-over-year was primarily driven by an increase in cost of sales driven by a higher volume of adult-use sales and the lack of wholesale revenue, as well as an inventory write-down of $3.1 million on dried cannabis and cannabis extracts.
•The Company incurred an inventory write-down of $3.1 million, on dried cannabis and cannabis extracts, primarily driven by cannabis product price compression in the Canadian market. If we were to adjust for the effects of the inventory write-downs, gross profit in Q2 2020 would have been $0.1 million, representing a gross margin of 1%. We anticipate further inventory write-downs due to pricing pressures in the marketplace, as well as increased marginal production costs at the Peace Naturals Campus.
•Reported operating loss of $34.8 million in Q2 2020 increased by $18.0 million from Q2 2019. The change year-over-year was primarily driven by a decrease in gross profit, an increase in general and administrative expenses as a result of increased headcount, review costs and costs related to the Company's responses to requests for information from various regulatory authorities related to the restatement of our 2019 interim financial statements totaling $3.5 million, higher sales and marketing costs related to brand development, and research and development costs related to increased spending at the Cronos Device Labs R&D center and upscaling activities at Cronos Fermentation.

Business Updates

Brand Portfolio

During the quarter, we continued to expand distribution of cannabis vaporizer devices in the Canadian adult-use market under the COVE™ and Spinach™ brands, and for the direct-to-consumer market in Canada under the PEACE NATURALSTM brand.

In June 2020, Cronos Group’s luxury hemp-derived CBD brand, Lord JonesTM, launched the Lord Jones Limited Edition Pride hemp-derived CBD Gumdrops to the United States ("U.S.") market. These special edition gumdrops were designed to honor the LGBTQ community with a percentage of profits donated to the West Hollywood-based group, LA Pride. In addition, Lord JonesTM launched a new product size for the best-selling Lord Jones CBD Body Lotion, which is now available in a larger 100ml bottle.

Global Sales and Distribution

In June 2020, following the successful export of bulk dried flower from Cronos Group to Cronos Israel in April 2020, Cronos Israel commenced sales of PEACE NATURALSTM branded cannabis to the Israeli medical market. Cronos Israel will continue to build distribution of dried flower while it awaits final licensing for the sale of oils and pre-rolls, which are currently expected to be received later in 2020. Cronos Israel will seek to continue to build its distribution network and brand presence in this rapidly growing medical market.

Global Supply Chain

During the second quarter of 2020, Natuera, the Company's contract manufacturing joint venture in Latin America, a fully licensed operation in Colombia for hemp- and cannabis-derived bulk, consumer, and medicinal cannabinoid products, continued to achieve significant operational milestones. At the end of April 2020, Natuera completed its first harvest of a non-psychoactive (hemp) cultivar registered with the Colombian Agricultural Institute. Between May 2020 and July 2020, Natuera successfully completed three test exports of hemp-derived CBD extract to the U.S. for business development and R&D purposes.

With its extraction facility commencing operations in the first quarter of 2020, Natuera is currently focused on accessing new markets and product development, including developing additional bulk offerings of hemp-derived CBD distillate and water-soluble hemp-derived CBD solutions.

Enterprise Initiatives

Subsequent to the second quarter, the Company successfully implemented a new enterprise resource planning (“ERP”) system across the Canadian business. Cronos Group has also commenced work to broaden the reach of our ERP system to the U.S. business, which is currently expected to be launched in the first half of 2021. The new ERP system will be a meaningful component of the Company's internal control over financial reporting and is expected to enable us to realize efficiencies throughout our supply chain and operations.

Appointments

Cronos Group continues to build and fortify a seasoned management team. Subsequent to the second quarter, following the resignation of Robert Rosenheck on July 20, 2020, Summer Frein was named General Manager of the U.S. hemp-derived CBD business, with oversight of sales, marketing, and operations. Ms. Frein joined Cronos Group in January of this year; however, she has worked with Cronos Group in various capacities since 2018. Previously, Ms. Frein was employed with Altria Group, Inc. ("Altria"), where she led the Strategy and Business

Development team’s due diligence in the cannabis space which culminated in Cronos Group’s strategic investment from Altria. Most recently, she was responsible for leading the Company's U.S. sales efforts, including managing brand and retail partnerships for Lord JonesTM. Under Ms. Frein’s leadership, the Company plans to further expand its U.S. hemp-derived business, including introducing new product formats under Lord JonesTM and launching new brands, that will target different retail channels and consumers.

Update on COVID-19

Cronos Group’s manufacturing sites have adjusted in order to comply with the current COVID-19 guidelines provided by local and federal governments. The Company has reduced the number of personnel working on-site at its production facilities in the U.S., Canada, and Israel to essential employees, implemented work-from-home policies where appropriate, and implemented additional health and safety measures, including enhanced hygiene and sanitation procedures, modified work schedules and social distancing protocols at its production facilities. The Company will continue to act in accordance with guidance from local, federal, and international health and governmental authorities, and is prepared to make additional operational adjustments, as necessary.

While the production and sale of cannabis have been generally allowed to continue in the various geographies in which Cronos Group operates, due to ongoing developments and uncertainty resulting from the COVID-19 pandemic, it has been difficult to predict the continuing impact that COVID-19 will have on the Company. During the second quarter of 2020, the Company determined that there had been a material impact on the Company’s revenue growth rate in the U.S. segment as a result of the effects from COVID-19. A significant number of the Company’s retail customers experienced store closures in connection with COVID-19 which negatively impacted sales and demand in the segment. Further decreases in consumer demand, increases in COVID-19 case numbers in various states in the U.S. and extended periods of retail store closure could result in negative impacts on future operating results. As a result, the Company recorded $35 million of impairment charges on its U.S. reporting unit and $5 million of impairment charges on the Lord JonesTM brand.

Revenue in the Rest of World segment was not materially impacted by the effects of COVID-19 during the three or six months ended June 30, 2020. In Canada, brick-and-mortar cannabis retailers in certain provinces have mandated curbside click-and-collect models, reduced store opening hours, or have closed retail entirely. Provincial purchasers and private retailers have also reduced staff on-site, which has led to a decrease in delivery availability and a reduction in the frequency and/or size of purchase orders. Online cannabis stores throughout Canada have remained operational.

The Company currently has sufficient inventory and supply of materials to meet current demand, although closures, quarantine requirements or other restrictions may impact business operations for third-party manufacturers, suppliers or vendors, which may in turn disrupt the Company's supply chain.

Rest of World Results

Cronos Group’s Rest of World reporting segment includes results of the Company’s operations for all markets outside of the United States of America.

(in thousands of USD)	Three months ended June 30,	Change	Six months ended June 30,	Change
2020	2019	$	%	2020	2019	$	%
Cannabis flower	$5,674	$6,096	$(422)	(7)%	$8,415	$7,921	$494	6%
Cannabis extracts	1,917	1,535	382	25%	5,317	2,638	2,679	102%
Other	118	22	96	436%	233	98	135	138%
Net revenue	7,709	7,653	56	1%	13,965	10,657	3,308	31%

Gross profit (loss)	$(3,540)	$4,093	$(7,633)	(186)%	$(11,098)	$5,648	$(16,746)	(296)%
Gross margin	(46)%	53%	—	(99)	pp	(79)%	53%	—	(132)	pp

Reported and adjusted operating loss	$(22,138)	$(16,755)	$(5,383)	32%	$(54,005)	$(26,881)	$(27,124)	101%
 (i)  See “Non-GAAP Measures” for more information, including a reconciliation of adjusted operating loss.

Second Quarter 2020
•Net revenue of $7.7 million in Q2 2020 increased by $0.1 million from Q2 2019. The increase year-over-year was primarily driven by continued growth in the adult-use Canadian cannabis market and sales resulting from the launch of cannabis vaporizers to the Canadian market, including both adult-use and direct-to-consumer, partially offset by non-recurring wholesale revenue in the Canadian market in Q2 2019.
•Gross profit (loss) was $(3.5) million in Q2 2020 as compared to $4.1 million in Q2 2019. The decrease year-over-year was primarily driven by an increase in cost of sales driven by a higher volume of adult-use sales and the lack of wholesale revenue, as well as an inventory write-down of $3.1 million on dried cannabis and cannabis extracts.
•The Company incurred an inventory write-down of $3.1 million, on dried cannabis and cannabis extracts, primarily driven by cannabis product price compression in the Canadian market. If we were to adjust for the effects of the inventory write-downs, gross profit (loss) in Q2 2020, would have been $(0.5) million, representing a gross margin of (6)%. We anticipate further inventory write-downs due to pricing pressures in the marketplace, as well as increased marginal production costs at the Peace Naturals Campus.
•Reported operating loss of $(22.1) million in Q2 2020 increased by $5.4 million from Q2 2019. The change year-over-year was primarily driven by a decrease in gross profit and an increase in research and development costs related to increased spending at the Cronos Device Labs R&D center and upscaling activities at Cronos Fermentation.

United States Results

Cronos Group’s U.S. reporting segment includes results of the Company’s operations for all brands and products in the U.S.

(in thousands of USD)	Three months ended June 30,		Change		Six months ended June 30,		Change
	2020	2019	$	%	2020	2019	$	%
Net revenue	$2,174	$—	N/A	N/A	$4,350	$—	N/A	N/A

Gross profit	$587	$—	N/A	N/A	$1,669	$—	N/A	N/A
Gross margin	27%	—	—	N/A	38%	—	—	N/A

Reported operating loss	$(5,575)	$—	N/A	N/A	$(12,098)	$—	N/A	N/A

Second Quarter 2020
•Net revenue was $2.2 million in Q2 2020, of which the primary contributors to revenue in the quarter were the continued distribution of products in both e-commerce and physical retail channels which has been somewhat restricted by the temporary closure of a significant number of customers’ physical retail stores as a result of COVID-19 preventive measures.
•Gross profit was $0.6 million in Q2 2020, representing a gross margin of 27%. The sequential decline in gross margin from 50% in Q1 2020 was driven by an increase in labor costs due to premiums paid to our essential employees during the COVID-19 pandemic as well as increased discounts and promotions in the direct-to-consumer channel to drive online sales growth in an effort to offset the negative impact of retail channel customer closures due to COVID-19.
•Reported operating loss was $(5.6) million in Q2 2020. The loss was driven by a decrease in gross profit, increased sales and marketing costs incurred in relation to the launch of new products and increased general and administrative expenses driven by increased headcount to support our growth strategy across a variety of functions.

Conference Call

The Company will host a conference call and live audio webcast on Thursday, August 6, 2020, at 8:30 a.m. EDT to discuss 2020 second quarter business results. The call will last approximately one hour. An audio replay of the call will be archived on the Company’s website for replay. Instructions for the conference call are provided below:

•Live audio webcast: https://ir.thecronosgroup.com/events-presentations
•Toll-Free from the U.S. and Canada dial-in: (866) 795-2258
•International dial-in: (409) 937-8902
•Conference ID: 9993888

About Cronos Group

Cronos Group is an innovative global cannabinoid company with international production and distribution across five continents. Cronos Group is committed to building disruptive intellectual property by advancing cannabis research, technology and product development. With a passion to responsibly elevate the consumer experience, Cronos Group is building an iconic brand portfolio. Cronos Group’s portfolio includes PEACE NATURALS™, a global health and wellness platform, two adult-use brands, COVE™ and Spinach™, and two hemp-derived CBD brands, Lord Jones™ and PEACE+™. For more information about Cronos Group and its brands, please visit: www.thecronosgroup.com.

Forward-looking Statements

This press release may contain information that may constitute forward-looking information and forward-looking statements within the meaning of applicable securities laws (collectively, “Forward-Looking Statements”), which are based upon our current expectations, estimates, projections, assumptions and beliefs. All information that is not clearly historical in nature may constitute Forward-Looking Statements. In some cases, Forward-Looking Statements can be identified by the use of forward-looking terminology such as “expect”, “likely”, “may”, “will”, “should”, “intend”, “anticipate”, “potential”, “proposed”, “estimate” and other similar words, expressions and phrases, including negative and grammatical variations thereof, or statements that certain events or conditions “may” or “will” happen, or by discussion of strategy. Forward-Looking Statements include estimates, plans, expectations, opinions, forecasts, projections, targets, guidance or other statements that are not statements of historical fact.

Forward-Looking Statements include, but are not limited to, statements with respect to:

•the uncertainties associated with the COVID-19 pandemic, including our ability, and the abilities of our joint ventures and our suppliers and distributors, to effectively deal with the restrictions, limitations and health issues presented by the COVID-19 pandemic, the ability to continue our production, distribution and sale of our products, and demand for and the use of our products by consumers;
•laws and regulations and any amendments thereto applicable to our business and the impact thereof, including uncertainty regarding the application of United States state and federal law to U.S. hemp (including CBD) products and the scope of any regulations by the U.S. Federal Drug Administration, the U.S. Federal Trade Commission, the U.S. Patent and Trademark Office and any state equivalent regulatory agencies over U.S. hemp (including CBD) products;
•expectations regarding the regulation of the U.S. hemp industry in the U.S., including the promulgation of regulations for the U.S. hemp industry by the U.S. Department of Agriculture;
•the grant, renewal and impact of any license or supplemental license to conduct activities with cannabis or any amendments thereof;
•our international activities and joint venture interests, including required regulatory approvals and licensing, anticipated costs and timing, and expected impact;
•the ability to successfully create and launch brands and further create, launch and scale U.S. hemp-derived consumer products, including through the acquisition of four Redwood Holding Group, LLC operating subsidiaries (the "Redwood Acquisition") and cannabis products in jurisdictions where such products are legal and that we currently operate in;
•the benefits, viability, safety, efficacy, dosing and social acceptance of cannabis including CBD and other cannabinoids;
•the anticipated benefits and impact of the Altria's C$2.4 billion (approximately $1.8 billion) investment in us (the “Altria Investment”);
•the potential exercise of the warrant held by Altria, pre-emptive rights and/or top-up rights in connection with the Altria Investment, including proceeds to us that may result therefrom;

•expectations regarding the use of proceeds of equity financings, including the proceeds from the Altria Investment;
•the legalization of the use of cannabis for medical or adult-use in jurisdictions outside of Canada, the related timing and impact thereof and our intentions to participate in such markets, if and when such use is legalized;
•expectations regarding the potential success of, and the costs and benefits associated with, our joint ventures, strategic alliances and equity investments, including the strategic partnership with Ginkgo Bioworks, Inc.;
•our ability to execute on our strategy and the anticipated benefits of such strategy;
•expectations of the amount or frequency of impairment losses, including as a result of the write-down of intangible assets, including goodwill;
•the ongoing impact of the legalization of additional cannabis product types and forms for adult-use in Canada, including federal, provincial, territorial and municipal regulations pertaining thereto, the related timing and impact thereof and our intentions to participate in such markets;
•the future performance of our business and operations;
•our competitive advantages and business strategies;
•the competitive conditions of the industry;
•the expected growth in the number of customers using our products;
•our ability or plans to identify, develop, commercialize or expand our technology and R&D initiatives in cannabinoids, or the success thereof;
•expectations regarding acquisitions and the anticipated benefits therefrom, including the Redwood Acquisition and the acquisition of certain assets from Apotex Fermentation Inc., including a GMP-compliant fermentation and manufacturing facility in Winnipeg, Manitoba;
•expectations regarding revenues, expenses and anticipated cash needs;
•expectations regarding cash flow, liquidity and sources of funding;
•expectations regarding capital expenditures;
•the expansion of our production and manufacturing, the costs and timing associated therewith and the receipt of applicable production and sale licenses;
•the expected growth in our growing, production and supply chain capacities;
•expectations regarding the resolution of litigation and other legal and regulatory proceedings, reviews and investigations;
•expectations with respect to future production costs;
•expectations with respect to future sales and distribution channels;
•the expected methods to be used to distribute and sell our products;
•our future product offerings;
•the anticipated future gross margins of our operations;
•accounting standards and estimates;
•our ability to timely and effectively remediate material weaknesses in our internal control over financial reporting;
•expectations regarding our distribution network; and
•expectations regarding the costs and benefits associated with our contracts and agreements with third parties, including under our third-party supply and manufacturing agreements.

Certain of the Forward-Looking Statements contained herein concerning the industries in which we conduct our business are based on estimates prepared by us using data from publicly available governmental sources, market research, industry analysis and on assumptions based on data and knowledge of these industries, which we believe to be reasonable. However, although generally indicative of relative market positions, market shares and performance characteristics, such data is inherently imprecise. The industries in which we conduct our business involve risks and uncertainties that are subject to change based on various factors, which are described further below.

The Forward-Looking Statements contained herein are based upon certain material assumptions that were applied in drawing a conclusion or making a forecast or projection, including: (i) our ability, and the abilities of our joint ventures and our suppliers and distributors, to effectively deal with the restrictions, limitations and health issues presented by the COVID-19 pandemic and the ability to continue our production, distribution and sale of our products and customer demand for and use of our products; (ii) management’s perceptions of historical trends, current conditions and expected future developments; (iii) our ability to generate cash flow from operations; (iv) general economic, financial market, regulatory and political conditions in which we operate; (v) the production and manufacturing capabilities and output from our facilities and our joint ventures, strategic alliances and equity investments; (vi) consumer interest in our products; (vii) competition; (viii) anticipated and unanticipated costs; (ix) government regulation of our activities and products including but not limited to the areas of taxation and environmental protection; (x) the timely receipt of any required regulatory authorizations, approvals, consents, permits and/or licenses; (xi) our ability to obtain qualified staff, equipment and services in a timely and cost-efficient manner; (xii) our ability to conduct operations in a safe, efficient and effective manner; (xiii) our ability to realize anticipated benefits, synergies or generate revenue, profits or value from our recent acquisitions into our existing operations; and (xiv) other considerations that management believes to be appropriate in the circumstances. While our management considers these assumptions to be reasonable based on information currently available to management, there is no assurance that such expectations will prove to be correct.

By their nature, Forward-Looking Statements are subject to inherent risks and uncertainties that may be general or specific and which give rise to the possibility that expectations, forecasts, predictions, projections or conclusions will not prove to be accurate, that assumptions may not be correct and that objectives, strategic goals and priorities will not be achieved. A variety of factors, including known and unknown risks, many of which are beyond our control, could cause actual results to differ materially from the Forward-Looking Statements in this press release and other reports we file with, or furnish to, the SEC and other regulatory agencies and made by our directors, officers, other employees and other persons authorized to speak on our behalf. Such factors include, without limitation, the risk that the COVID-19 pandemic may disrupt our operations and those of our suppliers and distribution channels and negatively impact the demand for and use of our products; the risk that cost savings and any other synergies from the Altria Investment may not be fully realized or may take longer to realize than expected; disruption of production, distribution and sales as a result of the COVID-19 pandemic and any adverse effects the COVID-19 pandemic has on the demand for and use of our products; disruption from the Altria Investment making it more difficult to maintain relationships with customers, employees or suppliers; future levels of revenues; consumer demand for cannabis and U.S. hemp products; our ability to manage disruptions in credit markets or changes to our credit rating; future levels of capital, environmental or maintenance expenditures, general and administrative and other expenses; the success or timing of completion of ongoing or anticipated capital or maintenance projects; business strategies, growth opportunities and expected investment; the adequacy of our capital resources and liquidity, including but not limited to, availability of sufficient cash flow to execute our business plan (either within the expected timeframe or at all); the potential effects of judicial, regulatory or other proceedings on our business, financial condition, results of operations and cash flows; volatility in and/or degradation of general economic, market, industry or business conditions; compliance with applicable environmental, economic, health and safety, energy and other policies and regulations and in particular health concerns with respect to vaping and the use of cannabis and U.S. hemp products in vaping devices; the anticipated effects of actions of third parties such as competitors, activist investors or federal (including U.S. federal), state, provincial, territorial or local regulatory authorities, self-regulatory organizations, plaintiffs in litigation or persons threatening litigation; changes in regulatory requirements in relation to our business and products; and the factors discussed under the heading “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended December 31, 2019 (as amended) and the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020. Readers are cautioned to consider these and other factors, uncertainties and potential events carefully and not to put undue reliance on Forward-Looking Statements.

Forward-Looking Statements are provided for the purposes of assisting the reader in understanding our financial performance, financial position and cash flows as of and for periods ended on certain dates and to present information about management’s current expectations and plans relating to the future, and the reader is cautioned that the Forward-Looking Statements may not be appropriate for any other purpose. While we believe that the assumptions and expectations reflected in the Forward-Looking Statements are reasonable based on information currently available to management, there is no assurance that such assumptions and expectations will prove to have been correct. Forward-Looking Statements are made as of the date they are made and are based on the beliefs, estimates, expectations and opinions of management on that date. We undertake no obligation to update or revise any Forward-Looking Statements, whether as a result of new information, estimates or opinions, future events or results or otherwise or to explain any material difference between subsequent actual events and such Forward-Looking Statements. The Forward-Looking Statements contained in this press release and other reports we file with, or furnish to, the SEC and other regulatory agencies and made by our directors, officers, other employees and other persons authorized to speak on our behalf are expressly qualified in their entirety by these cautionary statements.

As used in this press release, “CBD” means cannabidiol and “U.S. hemp” has the meaning given to the term “hemp” in the U.S. Agricultural Improvement Act of 2018, including hemp-derived CBD.

Cronos Group Inc.
Condensed Consolidated Balance Sheets
As of June 30, 2020 and December 31, 2019
(In thousands of U.S. dollars, except share amounts, unaudited)

	As of
	June 30, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$1,109,700	$1,199,693
Short-term investments	213,614	306,347
Accounts receivable(1)	3,477	4,638
Other receivables	9,568	7,232
Current portion of loans receivable	4,458	4,664
Prepaids and other assets	7,827	9,395
Inventory	53,216	38,043
Total current assets	1,401,860	1,570,012
Investments in equity accounted investees	933	557
Advances to joint ventures	18,598	19,437
Loan receivable, net	65,371	44,967
Property, plant and equipment	164,290	161,809
Right-of-use assets	10,100	6,546
Intangible assets	69,399	72,320
Goodwill	179,736	214,794
Total assets	$1,910,287	$2,090,442

Liabilities
Current liabilities
Accounts payable and other liabilities	$28,316	$35,301
Current portion of lease obligation	1,206	427
Derivative liabilities	205,714	297,160
Total current liabilities	235,236	332,888
Due to non-controlling interests	3,048	1,844
Lease obligation	8,958	6,680
Total liabilities	$247,242	$341,412

Shareholders’ equity
Share capital(2,3)	$565,211	$561,165
Additional paid-in capital	27,046	23,234
Retained earnings	1,106,709	1,137,646
Accumulated other comprehensive income (loss)	(33,970)	27,838
Total equity attributable to shareholders of Cronos Group	1,664,996	1,749,883
Non-controlling interests	(1,951)	(853)
Total shareholders’ equity	1,663,045	1,749,030
Total liabilities and shareholders’ equity	$1,910,287	$2,090,442
(1) Net of current expected credit loss (“CECL”) of $80 as of June 30, 2020 (December 31, 2019 – $136).
(2) Authorized for issuance as of June 30, 2020: unlimited (December 31, 2019 – unlimited).
(3) Shares issued as of June 30, 2020: 349,886,402 (as of December 31, 2019: 348,817,472).

Cronos Group Inc.
Condensed Consolidated Statements of Net Income (Loss) and Comprehensive Income (Loss)
For the three and six months ended June 30, 2020 and 2019
(In thousands of U.S. dollars, except share amounts, unaudited)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Net revenue, before excise taxes	$11,432	$8,064	$20,776	$11,455
Excise taxes	(1,549)	(411)	(2,461)	(798)
Net revenue	9,883	7,653	18,315	10,657
Cost of sales	9,774	3,560	16,720	5,009
Inventory write-down	3,062	—	11,024	—
Gross profit (loss)	(2,953)	4,093	(9,429)	5,648
Operating expenses
Sales and marketing	6,504	4,005	13,616	5,133
Research and development (“R&D”)	3,631	2,300	8,221	3,471
General and administrative	18,437	11,488	42,196	18,781
Share-based payments	2,546	2,647	4,982	4,418
Depreciation and amortization	684	408	1,371	726
Total operating expenses	31,802	20,848	70,386	32,529
Operating loss	(34,755)	(16,755)	(79,815)	(26,881)
Other income (expense)
Interest income, net	3,734	9,442	11,485	11,528
Share of loss from investments in equity accounted investees	(794)	(741)	(1,966)	(939)
Gain (loss) on revaluation of derivative liabilities	(35,880)	197,310	77,488	525,526
Impairment loss on goodwill and intangible assets	(40,000)	—	(40,000)	—
Financing and transaction costs	—	(3,368)	—	(25,601)
Other income (loss)	(8)	—	786	16,243
Total other income (loss)	(72,948)	202,643	47,793	526,757
Income (loss) before income taxes	(107,703)	185,888	(32,022)	499,876
Income tax expense	—	—	—	—
Net income (loss)	$(107,703)	$185,888	$(32,022)	$499,876
Net income (loss) attributable to:
Cronos Group	$(106,977)	$185,999	$(30,937)	$500,090
Non-controlling interests	(726)	(111)	(1,085)	(214)
	$(107,703)	$185,888	$(32,022)	$499,876
Other comprehensive income (loss)
Foreign exchange gain (loss) on translation	$51,871	$17,947	$(61,821)	$21,845
Total other comprehensive income (loss)	51,871	17,947	(61,821)	21,845
Comprehensive income (loss)	$(55,832)	$203,835	$(93,843)	$521,721
Comprehensive income (loss) attributable to:
Cronos Group	$(55,070)	$203,947	$(92,745)	$521,932
Non-controlling interests	(762)	(112)	(1,098)	(211)
	$(55,832)	$203,835	$(93,843)	$521,721
Net income (loss) per share
Basic	$(0.31)	$0.56	$(0.09)	$1.57
Diluted	(0.31)	0.16	(0.09)	0.41
Weighted average number of outstanding shares
Basic	349,075,408	334,665,873	348,946,439	317,940,749
Diluted	349,075,408	374,676,595	348,946,439	364,872,093

Cronos Group Inc.
Condensed Consolidated Statements of Cash Flows
For the six months ended June 30, 2020 and 2019
(In thousands of U.S. dollars, except share amounts, unaudited)

	Six months ended June 30,
	2020	2019
Operating activities
Net (loss) income	$(32,022)	$499,876
Items not affecting cash:
Inventory write-down	11,024	—
Share-based payments	4,982	4,418
Depreciation and amortization	2,879	1,174
Share of loss from investments in equity accounted investees	1,966	939
Gain on revaluation of derivative liabilities	(77,488)	(525,526)
Gain on disposal of other investments	(769)	(15,498)
Impairment loss on goodwill and intangible assets	40,000	—
Loss (gain) on unrealized foreign exchange	(1,097)	184
Provision for doubtful accounts	1,437	—
Non-cash sales and marketing	2,158	—
Other, net	307	(745)
Net changes in non-cash working capital	(30,570)	(21,591)
Cash flows used in operating activities	(77,193)	(56,769)
Investing activities
Purchase of short-term investments	(124,576)	(556,876)
Proceeds from disposal of short-term investments	203,678	—
Investments in equity accounted investees	—	(1,658)
Proceeds from sale of other investments	769	19,614
Advances to joint ventures	—	(15,990)
Purchase of property, plant and equipment	(13,344)	(20,918)
Payment of accrued interest on construction loan payable	—	(89)
Purchase of intangible assets	(2,754)	(470)
Advances on loans receivable	(23,974)	(12,222)
Cash flows provided (used) in investing activities	39,799	(588,609)
Financing activities
Advance from non-controlling interests	—	85
Repayment of lease obligations	(1,184)	(160)
Proceeds from Altria Investment	—	1,809,556
Proceeds from exercise of Top-up Rights	—	619
Proceeds from exercise of warrants and options	1	1,450
Withholding taxes paid on options	—	(836)
Share issuance costs	—	(3,718)
Advance of loans payable	—	48,715
Repayment of loans payable	—	(48,309)
Transaction costs paid on construction loan payable	—	(15,971)
Cash flows provided (used) in financing activities	(1,183)	1,791,431
Effect of foreign currency translation on cash and cash equivalents	(51,416)	36,079
Increase (decrease) in cash and cash equivalents	(89,993)	1,182,132
Cash and cash equivalents, beginning of period	1,199,693	23,927
Cash and cash equivalents, end of period	$1,109,700	$1,206,059
Supplemental cash flow information
Interest paid	90	589
Interest received	11,575	7,871

Non-GAAP Measures

In addition to its financial results reported in accordance with accounting principles generally recognized in the U.S. ("GAAP"), the Company uses certain measures that are not recognized under GAAP such as adjusted operating loss, adjusted operating loss by business segment and adjusted earnings before interest, tax, depreciation and amortization ("Adjusted EBITDA"). These financial measures do not have a standardized meaning prescribed by GAAP and are therefore unlikely to be comparable to similar measures presented by other companies. Rather, these measures are provided as a supplement to those GAAP measures to provide additional information regarding our results of operations from management’s perspective. Accordingly, non-GAAP measures should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. All non-GAAP measures presented in this press release are reconciled to their closest reported GAAP measure. Reconciliations of historical adjusted financial measures to corresponding GAAP measures are provided below.

Adjusted operating loss
Management reviews operating loss on an adjusted basis, which excludes certain income and expense items that management believes are not part of underlying operations. These items typically include non-recurring charges such as our review costs related to the restatement of our 2019 interim financial statements. Management does not view these items to be part of underlying results as they may be highly variable, may be infrequent, are difficult to predict and can distort underlying business trends and results.

Management believes that adjusted operating loss provides useful insight into underlying business trends and results and provides a more meaningful comparison of year-over-year results. Management uses adjusted operating loss for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets.

(In thousands of USD)	For the three months ended June 30,		For the six months ended June 30,
	2020	2019	2020	2019
Reported operating loss	$(34,755)	$(16,755)	$(79,815)	$(26,881)
Adjustments
Review costs related to restatement of 2019 interim financial statements	3,459	—	7,866	—
Adjusted operating loss	$(31,296)	$(16,755)	$(71,949)	$(26,881)

Adjusted operating loss by business segment
Management reviews operating loss by business segment, which excludes corporate expenses, and adjusted operating loss by business segment, which further excludes certain income and expense items that management believes are not part of the underlying segment’s operations. Corporate expenses are expenses that relate to the consolidated business and not to an individual operating segment while the income and expense items typically include non-recurring charges such as our review costs related to the restatement of our 2019 interim financial statements. Management does not view the income and expense items above to be part of underlying results of the segment as they may be highly variable, may be unusual or infrequent, are difficult to predict and can distort underlying business trends and results.

Management believes that adjusted operating loss by business segment provides useful insight into underlying segment trends and results and will provide a more meaningful comparison of year-over-year results, going forward. Management uses adjusted operating loss by business segment for planning, forecasting and evaluating segment performance, including allocating resources and evaluating results relative to employee compensation.

(In thousands of USD)	For the three months ended June 30, 2020
	U.S.	Rest of World	Total Segments	Corporate Expenses	Total
Reported operating loss	$(5,575)	$(22,138)	$(27,713)	$(7,042)	$(34,755)
Adjustments
Review costs related to restatement of 2019 interim financial statements	—	—	—	3,459	3,459
Adjusted operating loss	$(5,575)	$(22,138)	$(27,713)	$(3,583)	$(31,296)

(In thousands of USD)	For the six months ended June 30, 2020
	U.S.	Rest of World	Total Segments	Corporate Expenses	Total
Reported operating loss	$(12,098)	$(54,005)	$(66,103)	$(13,712)	$(79,815)
Adjustments
Review costs related to restatement of 2019 interim financial statements	—	—	—	7,866	7,866
Adjusted operating loss	$(12,098)	$(54,005)	$(66,103)	$(5,846)	$(71,949)

Adjusted EBITDA
Adjusted earnings before interest, tax, depreciation and amortization (“Adjusted EBITDA”) is used by management as a supplemental measure to review and assess operating performance and trends on a comparable basis with the rest of the industry, although our measure of Adjusted EBITDA may not be directly comparable to similar measures used by other companies.

Management reviews EBITDA on an adjusted basis, which excludes net income attributable to non-controlling interests, and special items. Special items consist of income tax recovery (expense), financing and transaction costs, other non-cash gains (losses) and other unforeseeable, non-recurring charges which management has described below.

(in thousands of USD)	For the three months ended June 30,		For the six months ended June 30,
	2020	2019	2020	2019
Net income (loss)	$(107,703)	$185,888	$(32,022)	$499,876
Adjustments
Interest income	(3,734)	(9,442)	(11,485)	(11,528)
Share of loss from investments in equity accounted investees	794	741	1,966	939
Loss (gain) on revaluation of derivative liabilities	35,880	(197,310)	(77,488)	(525,526)
Impairment loss on goodwill and intangible assets	40,000	—	40,000	—
Financing and transaction costs	—	3,368	—	25,601
Other income	8	—	(786)	(16,243)
Review costs related to restatement of 2019 interim financial statements	3,459	—	7,866	—
Share-based payments	2,546	2,647	4,982	4,418
Adjusted EBIT	(28,750)	(14,108)	(66,967)	(22,463)
Adjustments
Depreciation and amortization	1,717	680	2,879	1,174
Adjusted EBITDA	$(27,033)	$(13,428)	$(64,088)	$(21,289)

Special Items

Management does not view any of the following special items to be part of the underlying results as they may be highly variable, may be infrequent, may be unpredictable and may distort underlying business results and trends.

Impairment loss on goodwill and intangible assets
1.During the three and six months ended June 30, 2020, the Company recorded $35.0 million of impairment charges on the U.S. reporting unit and $5.0 million of impairment charges on the Lord JonesTM brand. The carrying values of both the U.S. reporting segment goodwill and the Lord JonesTM brand were deemed to be greater than their fair value after an impairment test was performed because results in the U.S. operating segment were negatively impacted by the effects of COVID-19.
2.During the three and six months ended June 30, 2019, the Company recorded no impairment charges on goodwill or intangible assets.

Financing and transaction costs
1.During the three and six months ended June 30, 2020, there were no financing or transaction costs.
2.During the three and six months ended June 30, 2019, the Company recorded pre-tax charges of $3.4 million and $25.6 million, respectively, primarily related to the Altria Investment.

Gain (loss) on revaluation of derivative liabilities
1.During the three and six months ended June 30, 2020, Cronos Group recorded a pre-tax unrealized loss of $(35.9) million and unrealized gain of $77.5 million, respectively, primarily resulting from the non-cash change in the fair value of financial derivative liabilities associated with the investment by Altria.
2.During the three and six months ended June 30, 2019, the unrealized gain resulting from the non-cash change in the fair value of the financial derivative liabilities was $197.3 million and $525.5 million, respectively.

Review costs related to restatement of 2019 interim financial statements
1.During the three and six months ended June 30, 2020, the Company incurred $3.5 million and $7.9 million, respectively, in review costs related to the restatement of the Company's 2019 interim financial statements and costs related to the Company's responses to reviews of such restatement by various regulatory authorities.
2.During the three and six months ended June 30, 2019, the Company recorded no costs related to the restatement of previously issued financial statements.

Foreign currency exchange rates

All currency amounts in this Press Release are stated in U.S. dollars (“USD”), which is our reporting currency, unless otherwise noted. All references to “dollars” or “$” are to USD. The assets and liabilities of the Company's foreign operations are translated into USD at the exchange rate in effect as of June 30, 2020 and December 31, 2019. Transactions affecting shareholders' equity are translated at historical foreign exchange rates. The consolidated statements of net income (loss) and comprehensive income (loss) and the consolidated statements of cash flows of the Company's foreign operations are translated into USD by applying the average foreign exchange rate in effect for the reporting period using Bloomberg.

The exchange rates used to translate from USD to Canadian dollars (“C$”) is shown below:

(Exchange rates are shown as C$ per $)	As of
	June 30, 2020	March 31, 2020	December 31, 2019	June 30, 2019
Average rate	1.3856	1.3437	1.3268	1.3377
Spot rate	1.3576	1.4062	1.2990	1.3095

For further information, please contact:
Anna Shlimak
Investor Relations
Tel: (416) 504-0004
investor.relations@thecronosgroup.com